Exhibit 99.1

Contact:
Dynavax Technologies Corporation
Dino Dina, M.D.
President and Chief Executive Officer
Phone (510) 848-5100

DYNAVAX REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

Berkeley, California, March 29, 2004 — Dynavax Technologies Corporation (Nasdaq: DVAX), a biopharmaceutical company focused on the discovery, development, and commercialization of innovative products to treat and prevent allergies, infectious diseases and chronic inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2003.

For the full year 2003, the net loss attributable to common shareholders was $18.0 million, unchanged from $18.0 million in 2002. Net cash used in operations was $14.4 million in 2003 versus $14.0 million in 2002. Dynavax ended 2003 with $29.1 million in cash and marketable securities.

Net loss for the 2003 fourth quarter was $5.2 million, compared to $4.7 million for the same period in 2002. Revenues in the 2003 fourth quarter of $0.7 million reflected initial payments from the previously announced multi-year biodefense grants awarded by the National Institute of Allergy and Infectious Diseases.

“In 2003, we achieved several key milestones in the clinical development of our more advanced programs,” said Dino Dina, M.D., President and Chief Executive Officer of Dynavax. “In addition, we strengthened our intellectual property position, secured a commercialization partner and long-term supply agreement for our hepatitis B program, and were awarded significant U.S. government grants to pursue biodefense applications of our technology.”

“This year is already off to a strong start. In February 2004 we announced a strategic partnership for ragweed and grass allergy with UCB, a European pharmaceutical company, and raised $46.6 million in net proceeds from our initial public offering. We look forward to continuing to execute on our strategy and to building our company and value for our shareholders.”

2003 Achievements

•	Ragweed allergy product (AIC): Completed five Phase II clinical trials in the U.S., Canada, and France, showing AIC to be safe, well tolerated, and demonstrating measurable improvements in ragweed allergy symptoms while reducing medication use.

•	Hepatitis B vaccine: Reported interim results from a 100-subject Phase II study showing statistical significance with respect to efficacy.

•	Asthma: Initiated Phase IIa clinical trial of inhaled ImmunoStimulatory Sequences (ISS) in mild asthmatics.

•	Intellectual property: Issued U.S. patents on the Company’s lead compound, as well as on technology to link ISS to allergens and antigens, and the use of ISS for treatment of asthma.

•	Corporate partnering: Established a commercialization and long-term supply collaboration with Berna Biotech for the hepatitis B program.

•	Government grants: Awarded $8.4 million in multi-year grants by the National Institute of Allergy and Infectious Diseases for biodefense applications of the Company’s ISS technology.

•	Financing: Formed Dynavax Asia, raising $15.2 million from institutional investors.

2003 Full Year Financial Highlights

Revenue for the year ended December 31, 2003, was $0.8 million, a decrease of 42.1% as compared to approximately $1.4 million in revenue for the year ended December 31, 2002. Revenue for the year ended December 31, 2003, was attributed to grants from the National Institutes of Health. Revenue for the year ended December 31, 2002, resulted from two research and development collaboration agreements, which were both mutually terminated in 2002, as well as from an option agreement with another company to license limited rights to Dynavax’s technology, which also lapsed in 2002.

Research and development expenses were approximately $14.4 million for the year ended December 31, 2003, a decrease of 9.9% from approximately $16.0 million in research and development expenses for the year ended December 31, 2002. This decrease was primarily the result of fewer clinical trial expenses. Non-cash stock-based compensation expense included in research and development expense was approximately $1.3 million and $1.0 million for the years ended December 31, 2003, and 2002, respectively.

General and administrative expenses were approximately $4.2 million for the year ended December 31, 2003, an increase of 2.1% percent as compared to approximately $4.1 million in general and administrative expenses for the year ended December 31, 2002. This increase reflects higher compensation and benefits during the year ended December 31, 2003, associated with the addition of key members of the company’s management team and expenditures for consulting services. Non-cash stock-based compensation expense included in general and administrative expense was approximately $0.5 million and $0.9 million for the years ended December 31, 2003, and 2002, respectively.

Interest income, net, was $0.4 million for the year ended December 31, 2003, a decrease of 33.7% as compared to $0.6 million in net interest income for the year ended December 31, 2002. The decrease was primarily due to lower average cash balances during the year ended December 31, 2003.

In October 2003, Dynavax completed a sale of 15,200,000 ordinary shares in its subsidiary, Dynavax Asia. The company recorded a deemed dividend of $633,000 in the fourth quarter of 2003 on the difference of the estimated fair value of the common stock at the issuance date and the conversion price of the ordinary shares.

2004 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting the progress, costs, and results of clinical trials, the evolving requirements of preclinical and research programs, and the potential effects for Dynavax of existing and potential new licensing agreements, strategic collaborations, and grant programs. The Company intends to update financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, the Company presently anticipates total operating expenses, excluding stock-based compensation expense, of between $28 million to $30 million as compared to total operating expenses of $16.8 million for fiscal 2003. The increase is attributable to the more extensive clinical trials for ragweed allergy, hepatitis B, and asthma the Company plans to have underway during the year. The net loss for the year ending December 31, 2004, is expected to be between $16 million to $20 million as compared to a net loss of $18.0 million for fiscal 2003. Finally, the Company expects to end fiscal year 2004 with in excess of $63 million in cash and marketable securities.

Conference Call

Dino Dina, president and chief executive officer, and other members of Dynavax’s senior management will review the fourth quarter and full year results via webcast and conference call on Monday, March 29, 2004, at 4:15pm Eastern Standard Time. To access the live webcast, please log on to the company’s website at www.dynavax.com and go to the Investors / Information / Webcasts page. Alternatively, investors may participate in the conference call by dialing (800) 901-5241 (domestic) or (617) 786-2963 (international). The passcode is 61934109. Webcast and telephone replays of the conference call will be available approximately two hours after the call through Monday, April 5, 2004. Callers can access the replay by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay passcode is 61934109.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding Dynavax’s intent to commercialize its products, statements by Dr. Dina regarding his expectations of executing on Dynavax’s strategy and building value for its shareholders, and Dynavax’s financial guidance for 2004, including expected annual total operating expenses, expected annual net loss, and expected cash and marketable securities at the end of fiscal 2004. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on the risks affecting the Company’s business, please refer to the “Risk Factors” section included in the Company’s Prospectus on Form 424(b)(4) filed with the Securities and Exchange Commission on February 20, 2004. The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

DYNAVAX TECHNOLOGIES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2003	2002
Assets
Current assets:
Cash, cash equivalents and marketable securities	$29,097	$29,410
Grants receivable, prepaid expenses and other current assets	1,642	717

Total current assets	30,739	30,127
Property and equipment, net	828	1,300
Other assets	18	51

Total assets	$31,585	$31,478

Liabilities, minority interest, convertible preferred stock, and stockholders’ equity (net capital deficiency)
Current liabilities:
Accounts payable	$1,410	$1,396
Accrued liabilities and other current liabilities	3,739	2,818
Total current liabilities	5,149	4,214
Minority interest in Dynavax Asia	14,733	–
Convertible preferred stock: $0.001 par value; 61,767 and 40,732 shares authorized at December 31, 2003 and 2002, respectively; 39,514 shares issued and outstanding at December 31, 2003 and 2002 (liquidation value of $86,682 at December 31, 2003)	83,635	83,635
Stockholders’ equity (net capital deficiency):
Common stock: $0.001 par value; 28,333 and 17,667 shares authorized at December 31, 2003 and 2002, respectively; 1,884 and 1,849 shares issued and outstanding at December 31, 2003 and 2002, respectively	2	2
Additional paid-in capital	12,762	8,423
Deferred stock compensation	(4,677)	(2,120)
Notes receivable from stockholders	(654)	(714)
Accumulated other comprehensive income	–	51
Accumulated deficit	(79,365)	(62,013)

Total stockholders’ equity (net capital deficiency)	(71,932)	(56,371)

Total liabilities, minority interest, convertible preferred stock, and stockholders’ equity (net capital deficiency)	$31,585	$31,478

DYNAVAX TECHNOLOGIES CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Collaboration revenue	$–	$1,427	$–	$71
Grant revenue	826	–	707	–

Total revenues	826	1,427	707	71
Operating expenses:
Research and development (including stock-based compensation expense of $1,284, $953, $494, and $219 for the years ended December 31, 2003, 2002, and three months ended December 31, 2003, and 2002, respectively)	14,381	15,965	4,331	3,915
General and administrative expenses (including stock-based compensation expense of $468, $868, $108, and $124 for the years ended December 31, 2003, 2002, and three months ended December 31, 2003 and 2002, respectively)	4,209	4,121	999	1,027

Total operating expenses	18,590	20,086	5,330	4,942

Loss from operations	(17,764)	(18,659)	(4,623)	(4,871)
Interest income, net	412	621	83	158

Net loss	(17,352)	(18,038)	(4,540)	(4,713)
Deemed dividend upon issuance of ordinary shares of Dynavax Asia	(633)	–	(633)	–

Net loss attributable to common stockholders	$(17,985)	$(18,038)	$(5,173)	$(4,713)

Basic and diluted net loss per share attributable to common stockholders	$(10.04)	$(10.65)	$(2.83)	$(2.70)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	1,791	1,694	1,827	1,746